Exhibit 4.1

ALTERYX, INC.

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

(as successor in interest to U.S. Bank National Association)

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 19, 2024

TO THE INDENTURE

dated as of August 12, 2019

0.50% Convertible Senior Notes due 2024

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 19, 2024, between ALTERYX, INC., a Delaware corporation (the “Company”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”) under the Indenture, dated as of August 12, 2019, between the Company and the Trustee (the “Indenture”) relating to the issuance of the Company’s 0.50% Convertible Senior Notes due 2024 (the “Notes”). Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Indenture referred to below.

RECITALS OF THE COMPANY

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated December 18, 2023 (the “Merger Agreement”), by and among Azurite Intermediate Holdings, Inc, a Delaware corporation (“Parent”), and Azurite Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”);

WHEREAS, pursuant to the transactions contemplated by the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”) at the effective time of the Merger, the separate existence of Merger Sub will cease, the Company will continue as the surviving corporation and a wholly owned subsidiary of Parent, and each outstanding share of the Company’s Class A Common Stock will be converted into the right to receive $48.25 per share of Class A Common Stock in cash, without interest and less any required withholding taxes;

WHEREAS, Section 14.07(a) of the Indenture provides, among other things, that upon the occurrence of a Share Exchange Event, the Company or the successor or purchasing person, as the case may be, shall execute with the Trustee a supplemental indenture providing that, at and after the effective time of such Share Exchange Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into or based on a number of units of Reference Property equal to the Conversion Rate;

WHEREAS, pursuant to Section 10.01(g) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of any Holder;

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized;

WHEREAS, the Company has furnished the Trustee with an Opinion of Counsel and an Officer’s Certificate in accordance with the Indenture, stating that the execution of this Supplemental Indenture is authorized or permitted by the Indenture and that all conditions precedent to the actions contemplated by the Supplemental Indenture have been complied with; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee and a valid amendment of, and supplement to, the Indenture and the Notes have been done, and the entry into this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1.

DEFINITIONS

The following definition is hereby added to Section 1.01 of the Indenture:

“Merger Consideration Unit” means $48.25, without interest.

ARTICLE 2.

EFFECT OF THE MERGER

In accordance with the provisions of Section 14.07 of the Indenture, for any conversion of Notes from and after the date hereof, the payment and delivery obligations of the Company upon the conversion of such Notes shall consist solely of cash in an amount per $1,000 principal amount of Notes converted equal to the Conversion Rate multiplied by the Merger Consideration Unit.

ARTICLE 3.

MISCELLANEOUS PROVISIONS

Section 3.01. Effect of this Supplemental Indenture. Upon the execution of this Supplemental Indenture, the Indenture shall be modified in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes; and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

Section 3.02. Concerning the Trustee. The Trustee assumes no duties, responsibilities, or liabilities by reason of this Supplemental Indenture other than as set forth in the Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of (i) the validity or sufficiency of this Supplemental Indenture, (ii) the correctness of any of the provisions contained herein, or (iii) the recitals contained herein, all of which recitals are made solely by the Company. In addition, and without limiting the foregoing, the Trustee is not charged with knowledge of the Merger Agreement or any terms thereof.

Section 3.03. Supplemental Indenture Controls. In the event of a conflict or inconsistency between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

Section 3.04. Governing Law. THIS SUPPLEMENTAL INDENTURE AND EACH NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE AND EACH NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.05. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart by facsimile or PDF shall be effective as delivery of a manually executed counterpart thereof.

Section 3.06. Confirmation of Indenture. Except as amended and supplemented hereby, the Indenture is hereby ratified, confirmed and reaffirmed in all respects. The Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 3.07. Headings. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.08. Effect on Successors and Assigns. All covenants and agreements made by the Company in this Supplemental Indenture shall be binding upon its successors and assigns, whether expressed or not.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.

ALTERYX, INC.

By:	/s/ Kevin Rubin
Name: Kevin Rubin
Title: Interim Chief Executive Officer and Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Bradley E. Scarbrough
Name: Bradley E. Scarbrough
Title: Vice President

[Signature Page to First Supplemental Indenture]